EXHIBIT 99

FOR IMMEDIATE RELEASE
JULY 5, 2011
PHONE: 609-561-9000
IR: STEPHEN CLARK x4260 e-mail: sclark@sjindustries.com
PR: JOANNE BRIGANDI x4240 e-mail: jbrigandi@sjindustries.com

SJI Declares Quarterly Dividend

Folsom, NJ – South Jersey Industries’ (NYSE:SJI) board of directors declared its regular dividend of $0.365 per share for the third quarter of 2011. The dividend is payable October 4, 2011 to shareholders of record at the close of business September 9, 2011. This is SJI’s 60th consecutive year of paying dividends, reflecting the company’s commitment to a consistent, sustainable dividend.

South Jersey Industries (NYSE: SJI) is an energy services holding company.  A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency.  South Jersey Gas, one of the fastest growing natural gas utilities in the nation, strongly advocates the efficient use of energy while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI’s non-regulated businesses, provides innovative, environmentally-friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers, and offers energy-related services. Marina Energy develops and operates on-site energy projects.  South Jersey Resources Group provides wholesale commodity marketing and risk management services.  South Jersey Energy Service Plus installs, maintains and services residential and commercial heating, air conditioning and water heating systems, services appliances, installs solar systems, provides plumbing services and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

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